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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934




         Date of Report (Date of earliest event reported): July 31, 2000



                            BALANCED CARE CORPORATION
             (Exact name of registrant as specified in its charter)




          Delaware                     1-13845                25-1761898
      (State or other              (Commission File         (IRS Employer
      jurisdiction of                  Number)            Identification No.)
       incorporation)


               1215 Manor Drive, Mechanicsburg, Pennsylvania 17055 (Address of principal executive offices, including zip code)




        Registrant's telephone number, including area code: 717-796-6100


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Item 1. Changes in Control of Registrant.

On July 31, 2000, HR Investments Limited, a Cayman Islands corporation ("HR"), RH Investments Limited, a Cayman Islands corporation ("RH"), and VXM Investments Limited, a Cayman Island corporation ("VXM" and together with HR and RH, collectively, the "Holders"), each purchased at par from Balanced Care Corporation, a Delaware corporation (the "Corporation"), 9.5% Unsecured Convertible Grid Debentures (collectively, the "Debentures"), as amended by that Amendment No. 1 to 9.5% Unsecured Convertible Grid Debentures dated as of July 31, 2000 (the "Amendment", and together with the Debentures, collectively, the "Amended Debentures"), in an aggregate principal amount equal to $14,000,000. The Amended Debentures were purchased in accordance with the terms and conditions of those Purchase Agreements dated as of June 30, 2000 between the Corporation and each of the Holders. The Purchase Agreements and the form of the Debentures were filed as exhibits to the Corporation's Current Report on Form 8-K dated June 30, 2000 and are incorporated by reference herein. The Amendment is attached hereto as an exhibit and is incorporated by reference herein.

Under the Amended Debentures, the Holders have the right, at any time up to and including the earlier to occur of the Early Termination Date and the Maturity Date (as such terms are defined below), to convert all or any part of the Amended Debentures into common stock of the Corporation at the conversion rate of $2.00 per share (subject to adjustment as provided in the Amended Debentures, the "Conversion Rate"). The Amended Debentures mature on July 1, 2005 (the "Maturity Date"). Interest under the Amended Debentures accrues at an annual rate of 9.5% and is due and payable quarterly. The Corporation, at its option, may pay the interest in cash or in lieu of payment, may add the interest amount payable to the outstanding principal amount of the Amended Debentures, subject to certain conditions precedent. The Corporation may terminate the Holders' conversion rights at any time after December 31, 2002 if the average closing price per share of common stock of the Corporation on the American Stock Exchange for the 20 consecutive trading days ending five trading days preceding the date on which the notice of termination is given to the Holders by the Corporation is not less than 200% of the Conversion Rate (the "Early Termination Date"). The Holders have no rights with respect to the election of the



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Corporation's board of directors unless and until all or any portion of the
Amended Debentures are converted into common stock, at which time the Holders will have the same rights, powers and privileges as the other holders of the Corporation's common stock.

Depending on when (and if) the Amended Debentures are converted and how the Corporation elects to pay interest, the Holders could have the right to convert the Amended Debentures into shares of common stock equal to approximately 17% to 24.7% of the issued and outstanding shares of the Corporation after giving effect to the transactions.

In December 1999, the Corporation issued 16,700,000 shares of common stock to IPC Advisors S.a.r.l., a Luxemburg company ("IPC"), in accordance with the terms and conditions of a Stock Subscription Agreement dated as of October 8, 1999 (as amended and restated October 11, 1999, the "Subscription Agreement"). As consideration, the Corporation received $1.25 per share, for an aggregate purchase price of $20,875,000. Pursuant to the Subscription Agreement, the Corporation agreed to nominate or appoint four of the nine members of the Corporation's board of directors as selected by IPC on an annual basis. In addition, IPC is entitled to designate at least 50% of the members of any committee of the board of directors. The Corporation cannot increase the size of its board in excess of nine members without IPC's prior consent.

Prior to closing on the Amended Debentures, IPC owned 49.8% of the issued and outstanding shares of common stock of the Corporation. On July 31, 2000, on a combined basis, IPC and the Holders (directly or indirectly) beneficially owned 58.4% of the common stock of the Corporation. If the Amended Debentures are outstanding until the Maturity Date and the Corporation elects, in lieu of payment, to add the interest amount payable to the outstanding principal amount of the Amended Debentures until the Maturity Date, on a combined basis, IPC and the Holders (directly or indirectly) would be deemed to beneficially own 62.2% of the common stock of the Corporation.

Item 7.  Financial Statements and Exhibits.

(a)      Financial statements of businesses acquired.

         Not applicable.


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(b)      Pro forma financial information.

         Not applicable.

(c) Exhibits. The following Exhibits are filed with this Current Report on Form 8-K Pursuant to Item 601 of Regulation S-K:

         4.1      Amendment No. 1 to 9.5% Unsecured Convertible Grid Debentures

         10.1 Purchase Agreement dated as of June 30, 2000 between Balanced Care Corporation and HR Investments Limited (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K dated June 30, 2000)

         10.2 Purchase Agreement dated as of June 30, 2000 between Balanced Care Corporation and RH Investments Limited (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K dated June 30, 2000)

         10.3 Purchase Agreement dated as of June 30, 2000 between Balanced Care Corporation and VXM Investments Limited (incorporated by reference to Exhibit 10.3 to Current Report on Form 8-K dated June 30, 2000)

         99.1     Press Release dated August 1, 2000

SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                  Balanced Care Corporation

                                  /s/ Clint T. Fegan
                                  ------------------------------
Date: August 4, 2000              By: Clint T. Fegan
                                      Chief Financial Officer



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                                  EXHIBIT INDEX

         Exhibit                    Description
         Number

         4.1      Amendment No. 1 to 9.5% Unsecured Convertible Grid Debentures

         10.1 Purchase Agreement dated as of June 30, 2000 between Balanced Care Corporation and HR Investments Limited (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K dated June 30, 2000)

         10.2 Purchase Agreement dated as of June 30, 2000 between Balanced Care Corporation and RH Investments Limited (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K dated June 30, 2000)

         10.3 Purchase Agreement dated as of June 30, 2000 between Balanced Care Corporation and VXM Investments Limited (incorporated by reference to Exhibit 10.3 to Current Report on Form 8-K dated June 30, 2000)

         99.1     Press Release dated August 1, 2000


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